Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) filed on November 12, 2013 pertaining to the 2000 Stock Option and Incentive Plan, the 2003 Equity Incentive Plan, and the 2013 Equity Incentive Plan of MacroGenics, Inc. of our report dated March 8, 2013 (except for the third paragraph of Note 12, as to which the date is September 26, 2013) with respect to the consolidated financial statements of MacroGenics, Inc., included in its Registration Statement (Form S-1 No. 333-190994) and related Prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

November 12, 2013